EXHIBIT 21


                        Subsidiaries of nVIEW Corporation


                  Name                          Jurisdiction of Incorporation
                  ----                          -----------------------------
nVIEW International Corporation                 Virginia
nVIEW International Limited                     United Kingdom
NV Projection Products Corporation              U.S. Virgin Islands